Filed Pursuant to Rule 424(b)(2) Registration Nos. 333-268718 and 333-268718-01
Pricing Supplement Dated September 17, 2025 (To Prospectus dated December 30, 2022, Series A Prospectus Supplement dated December 30, 2022 and Product Supplement No. WF-1 dated March 8, 2023)

BofA Finance LLC Medium-Term Notes, Series A Fully and Unconditionally Guaranteed by Bank of America Corporation
Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside $3,240,000 Principal at Risk Securities Linked to the Russell 2000® Index due September 20, 2029
■   Linked to the Russell 2000® Index (the “Underlying”)
■   Unlike ordinary debt securities, the Securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Whether the Securities are automatically called for a fixed call premium or, if not automatically called, the Maturity Payment Amount, will depend, in each case, on the closing level of the Underlying on the applicable Call Date
■   Automatic Call.  If the closing level of the Underlying on any Call Date is greater than or equal to the Starting Value, the Securities will be automatically called for the principal amount plus the Call Premium applicable to that Call Date. The Call Premium applicable to each Call Date is a percentage of the principal amount that increases for each Call Date based on a simple (non-compounding) return of approximately 8.50% per annum
Call Date
Call Premium
September 22, 2026
8.50% of the principal amount
September 22, 2027
17.00% of the principal amount
September 22, 2028
25.50% of the principal amount
September 17, 2029 (the “Final Calculation Day”)
34.00% of the principal amount
■   Maturity Payment Amount. If the Securities are not automatically called, you will receive a Maturity Payment Amount that could be equal to or less than the principal amount per Security depending on the closing level of the Underlying on the Final Calculation Day as follows:
■
If the closing level of the Underlying on the Final Calculation Day is less than the Starting Value, but not by more than the buffer amount of 10.00%, you will receive the principal amount of your Securities
■
If the closing level of the Underlying on the Final Calculation Day is less than the Starting Value by more than the buffer amount, you will receive less than the principal amount and have 1-to-1 downside exposure to the decrease in the level of the Underlying in excess of the buffer amount
■   Investors may lose up to 90.00% of the principal amount
■   Any positive return on the Securities will be limited to the applicable Call Premium, even if the closing level of the Underlying on the applicable Call Date significantly exceeds the Starting Value. You will not participate in any appreciation of the Underlying beyond the applicable fixed Call Premium
■   All payments on the Securities are subject to the credit risk of BofA Finance LLC (“BofA Finance”), as issuer of the   Securities, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Securities
■   Securities will not be listed on any securities exchange
     ■  No periodic interest payments

The initial estimated value of the Securities as of the Pricing Date is $962.40 per Security, which is less than the public offering price listed below. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement and “Structuring the Securities” on page PS-17 of this pricing supplement for additional information.
The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-8 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
 None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public offering price	Underwriting Discount(1)(2)	Proceeds, before expenses, to BofA Finance
Per Security	$1,000.00	$25.75	$974.25
Total	$3,240,000.00	$83,430.00	$3,156,570.00
(1) Wells Fargo Securities, LLC and BofA Securities, Inc. are the selling agents for the distribution of the Securities and are acting as principal. See “Terms of the Securities—Selling Agents” in this pricing supplement for further information.
(2) In addition, in respect of certain Securities sold in this offering, BofA Securities, Inc. or one of its affiliates may pay a fee of up to $3.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.
Wells Fargo Securities

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due September 20, 2029

Terms of the Securities
Issuer:	BofA Finance LLC.
Guarantor:	BAC.
Underlying:	The Russell 2000® Index (Bloomberg symbol: “RTY”), a price return index.
Pricing Date:	September 17, 2025.
Issue Date:	September 22, 2025.
Maturity Date:
September 20, 2029, subject to postponement as described below in “—Market Disruption Events and Postponement Provisions”. The Securities are not subject to repayment at the option of any holder of the Securities prior to the Maturity Date.

Denominations:	$1,000 and any integral multiple of $1,000. References in this pricing supplement to a “Security” are to a Security with a principal amount of $1,000.
Automatic Call:
If the closing level of the Underlying on any Call Date is greater than or equal to the Starting Value, the Securities will be automatically called, and on the related Call Settlement Date you will be entitled to receive a cash payment per Security in U.S. dollars equal to the principal amount per Security plus the Call Premium applicable to the relevant Call Date. The last Call Date is the Final Calculation Day, and payment upon an automatic call on the Final Calculation Day, if applicable, will be made on the Maturity Date.
Any positive return on the Securities will be limited to the applicable Call Premium, even if the closing level of the Underlying on the applicable Call Date significantly exceeds the Starting Value. You will not participate in any appreciation of the Underlying beyond the applicable Call Premium.
If the Securities are automatically called, they will cease to be outstanding on the related Call Settlement Date and you will have no further rights under the Securities after such Call Settlement Date. You will not receive any notice from us if the Securities are automatically called.

Call Dates and Call Premiums:
The Call Premium applicable to each Call Date is a percentage of the principal amount that increases for each Call Date based on a simple (non-compounding) return of approximately 8.50% per annum.
The actual Call Premium and payment per Security upon an automatic call that are applicable to each Call Date are specified in the table below.
Call Date
Call Premium
Payment per Security upon an Automatic Call
September 22, 2026
8.50% of the principal amount
$1,085.00
September 22, 2027
17.00% of the principal amount
$1,170.00
September 22, 2028
25.50% of the principal amount
$1,255.00
September 17, 2029
34.00% of the principal amount
$1,340.00
We refer to September 17, 2029 as the “Final Calculation Day.”
The Call Dates are subject to postponement as described below in “—Market Disruption Events and Postponement Provisions”.

Call Settlement Date:
Three business days after the applicable Call Date (as each such Call Date may be postponed as described below in “—Market Disruption Events and Postponement Provisions”, if applicable); provided that the Call Settlement Date for the last Call Date is the Maturity Date.

Maturity Payment Amount:
If the Securities are not automatically called, then on the Maturity Date, you will be entitled to receive a cash payment per Security in U.S. dollars equal to the Maturity Payment Amount. The “Maturity Payment Amount” per Security will be calculated as follows:
•    if the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value:
$1,000; or
•   if the Ending Value is less than the Threshold Value: $1,000 minus:

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due September 20, 2029
If the Securities are not automatically called and the Ending Value is less than the Threshold Value, you will receive less, and possibly 90.00% less, than the principal amount of your Securities at maturity.
Closing Level:
Closing level has the meaning set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Certain Definitions” in the accompanying product supplement.
Starting Value:
2,407.344, which is the closing level of the Underlying on the Pricing Date.
Ending Value:
The “Ending Value” will be the closing level of the Underlying on the Final Calculation Day.
Threshold Value:
2,166.6096, which is equal to 90.00% of the Starting Value.
Market Disruption Events and Postponement Provisions:
Each Call Date (including the Final Calculation Day) is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the Maturity Date will be postponed if the Final Calculation Day is postponed and will be adjusted for non-business days. For more information regarding adjustments to the Call Dates and the Maturity Date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each Call Date (including the Final Calculation Day) is a “calculation day” and each Call Settlement Date (including the Maturity Date) is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events” in the accompanying product supplement.
Calculation Agent:
BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agents:
BofAS and Wells Fargo Securities, LLC (“WFS”)
Under our distribution agreement with BofAS, BofAS will purchase the Securities from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount. BofAS will sell the Securities to WFS at the public offering price of the Securities less a concession of up to $25.75 per Security. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of up to $20.00 per Security. In addition to the concession allowed to WFA, WFS may pay up to $0.75 per Security to WFA as a distribution expense fee for each Security sold by WFA.
In addition, in respect of certain Securities sold in this offering, BofAS or its affiliates may pay a fee of up to $3.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.
WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the Securities at any time up to the Issue Date or during the four-month period following the Issue Date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the Securities that are included in the public offering price of the Securities. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this four-month period. If you hold the Securities through an account at WFS, WFA or any of their affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the Securities on your brokerage account statement.  If you hold your Securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the Securities on your brokerage account statement may be different than if you held your Securities at WFS, WFA or any of their affiliates.
Events of Default and Acceleration:
If an Event of Default, as defined in the senior indenture relating to the Securities and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus, with respect to the Securities occurs and is continuing, the amount payable to a holder of the Securities upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Terms of the Securities—Maturity Payment Amount” above, calculated as though the date of acceleration were the Final Calculation Day of the Securities; provided that if the closing level of the Underlying on the date of acceleration is equal to or greater than the Starting Value, then the Maturity Payment Amount will be calculated using a call premium that is prorated to the date of acceleration. In case of a default in the payment of the Securities, whether at their maturity or upon acceleration, the Securities will not bear a default interest rate.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due September 20, 2029
Material Tax
Consequences:
For a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of the Securities, see “U.S. Federal Income Tax Summary.”
CUSIP:
09711MED0

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due September 20, 2029
Additional Information about BofA Finance, the Guarantor and the Securities
The terms and risks of the Securities are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent that it is different from that information. These documents can be accessed at the following links:
•	Product Supplement No. WF-1 dated March 8, 2023:
https://www.sec.gov/Archives/edgar/data/1682472/000119312523064044/d451936d424b2.htm
•	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
These documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
The Securities are our senior debt securities.  Any payments on the Securities are fully and unconditionally guaranteed by BAC. The Securities and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral.  The Securities will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Securities, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due September 20, 2029
Investor Considerations
The Securities are not appropriate for all investors. The Securities may be an appropriate investment for investors who:
■   believe that the closing level of the Underlying will be greater than or equal to the Starting Value on one of the Call Dates;
■   seek the potential for a fixed return if the Underlying has appreciated at all as of any of the Call Dates in lieu of full participation in any potential appreciation of the Underlying;
■   are willing to accept the risk that, if the closing level of the Underlying is less than the Starting Value on each Call Date, they will not receive any positive return on their investment in the Securities;
■   are willing to accept the risk that, if the Securities are not automatically called and the Ending Value the Underlying on the Final Calculation Day is less than the Starting Value by more than the buffer amount of 10.00%, they will receive less, and possibly  90.00% less, than the principal amount of their Securities at maturity;
■   understand that the term of the Securities may be as short as approximately one year and that they will not receive a higher Call Premium payable with respect to a later Call Date if the Securities are called on an earlier Call Date;
■   are willing to forgo interest payments on the Securities and dividends on securities included in the Underlying; and
■   are willing to hold the Securities until maturity.
The Securities may not be an appropriate investment for investors who:
■   seek a liquid investment or are unable or unwilling to hold the Securities to maturity;
■   require full payment of the principal amount of the Securities at maturity;
■   believe that the closing level of the Underlying will be less than the Starting Value on each Call Date;
■   seek a security with a fixed term;
■   are unwilling to accept the risk that, if the closing level of the Underlying is less than the Starting Value on each Call Date, they will not receive any positive return on their investment in the Securities;
■   are unwilling to accept the risk that the closing level of the Underlying may decrease by more than the buffer amount of 10.00% from the Starting Value to the Ending Value;
■   are unwilling to purchase securities with an estimated value as of the Pricing Date that is lower than the public offering price set forth on the cover page of this pricing supplement;
■   seek current income;
■   are unwilling to accept the risk of exposure to the Underlying;
■   seek exposure to the upside performance of the Underlying beyond the applicable Call Premiums;
■   are unwilling to accept the credit risk of BofA Finance, as issuer, and BAC, as guarantor, to obtain exposure to the Underlying generally, or to obtain exposure to the Underlying that the Securities provide specifically; or
■   prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.
The considerations identified above are not exhaustive. Whether or not the Securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Securities in light of your particular circumstances. You should also review carefully “Selected Risk Considerations” herein and “Risk Factors” in each of the accompanying product supplement, prospectus supplement and prospectus for risks related to an investment in the Securities. For more information about the Underlying, please see the section titled “The Russell 2000® Index” below.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due September 20, 2029
Determining Timing and Amount of Payment on the Securities
The timing and amount of the payment you will receive will be determined as follows:

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due September 20, 2029
Selected Risk Considerations
The Securities have complex features and investing in the Securities will involve risks not associated with an investment in conventional debt securities. Your decision to purchase the Securities should be made only after carefully considering the risks of an investment in the Securities, including those discussed below, with your advisors in light of your particular circumstances. The Securities are not an appropriate investment for you if you are not knowledgeable about significant elements of the Securities or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Securities in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.
Structure-related Risks
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Securities at maturity. If the Securities are not automatically called and the Ending Value of the Underlying is less than the Threshold Value, at maturity, you will lose 1% of the principal amount for each 1% that the Ending Value of the Underlying is less than the Threshold Value. In that case, you will lose some or a significant portion of your investment in the Securities.
Any positive investment return on the Securities is limited. You will not participate in any increase in the level of the Underlying. Any positive investment return is limited to the applicable Call Premium, if any, regardless of the extent to which the closing level of the Underlying on any Call Date exceeds the Starting Value. In contrast, a direct investment in the securities included in the Underlying would allow you to receive the benefit of any appreciation in their values. Thus, any return on the Securities will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them. The return on the Securities may be less than a comparable investment directly in the securities included in or held by the Underlying. There is no guarantee that the Securities will be called for more than the principal amount, and it is possible you will not receive any positive return on the Securities.
The Securities do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Securities, regardless of the extent to which the closing level of the Underlying exceeds the Starting Value or Threshold Value on any Call Date.
The amount payable upon an automatic call or the Maturity Payment Amount, as applicable, will not reflect the levels of the Underlying other than on the Call Dates. The levels of the Underlying during the term of the Securities other than on the Call Dates will not affect payments on the Securities. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlying while holding the Securities, as the performance of the Underlying may influence the market value of the Securities. The calculation agent will determine whether the Securities will be automatically called, and will calculate the amount payable upon an automatic call or the Maturity Payment Amount, as applicable, by comparing only the Starting Value or Threshold Value, as applicable, to the closing level of the Underlying on the applicable Call Date. No other levels of the Underlying will be taken into account. As a result, if the Securities are not automatically called, and the Ending Value of the Underlying is less than the Threshold Value, you will receive less than the principal amount at maturity even if the level of the Underlying was always above the Threshold Value prior to the Final Calculation Day.
The Securities are subject to a potential automatic call, which would limit your ability to receive further payment on the Securities. The Securities are subject to a potential automatic call. The Securities will be automatically called if, on any Call Date, the closing level of the Underlying is greater than or equal to the Starting Value. If the Securities are automatically called, you will be entitled to receive the principal amount and the applicable Call Premium with respect to the applicable Call Date, and no further amounts will be payable with respect to the Securities. In this case, you will lose the opportunity to receive payment of any higher call premium that otherwise would be payable after the date of the automatic call. If the Securities are called, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Securities.
Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Securities may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Securities may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.
A Call Settlement Date and the Maturity Date may be postponed if a Call Date is postponed. A Call Date (including the Final Calculation Day) with respect to the Underlying will be postponed if the applicable originally scheduled Call Date is not a trading day with respect to the Underlying or if the calculation agent determines that a market disruption event has occurred or is continuing with respect to the Underlying on that Call Date. If such a postponement occurs with respect to a Call Date other than the Final Calculation Day, then the related Call Settlement Date will be postponed. If such a postponement occurs with respect to the Final Calculation Day, the Maturity Date will be the later of (i) the initial Maturity Date and (ii) three business days after the Final Calculation Day as postponed.
Any payment on the Securities is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Securities. The Securities are our senior unsecured debt securities. Any payment on the Securities will be fully and unconditionally guaranteed by the Guarantor. The Securities are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the payment on an automatic call or the Maturity Payment Amount at maturity will be dependent upon our ability and the ability of the Guarantor to repay our respective

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due September 20, 2029
obligations under the Securities on the applicable payment date, regardless of the closing level of the Underlying as compared to the Starting Value or Threshold Value, as applicable. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the Pricing Date of the Securities. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Securities.
In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date of your Securities may adversely affect the market value of the Securities. However, because your return on the Securities depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the level of the Underlying, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Securities.
We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Securities in the ordinary course. Therefore, our ability to make payments on the Securities may be limited.
Valuation- and Market-related Risks

The public offering price you are paying for the Securities exceeds their initial estimated value. The initial estimated value of the Securities that is provided on the cover page of this pricing supplement is an estimate only, determined as of the Pricing Date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Securities. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the level of the Underlying, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in "Structuring the Securities" below. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates or WFS or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time. The value of your Securities at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying, our and BAC’s creditworthiness and changes in market conditions.
We cannot assure you that a trading market for your Securities will ever develop or be maintained. We will not list the Securities on any securities exchange. We cannot predict how the Securities will trade in any secondary market or whether that market will be liquid or illiquid.
The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The following factors are expected to affect the value of the Securities: level of the Underlying at such time; volatility of the Underlying; economic and other conditions generally; interest rates; dividend yields; exchange rate movements and volatility; our and the Guarantor’s financial condition and creditworthiness; and time to maturity.
Conflict-related Risks
Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may affect your return on the Securities and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may buy or sell the securities held by or included in the Underlying, or futures or options contracts on the Underlying or those securities, or other listed or over-the-counter derivative instruments linked to the Underlying or those securities. While we, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may from time to time own securities represented by the Underlying, except to the extent that BAC’s or Wells Fargo & Company’s (the parent company of WFS) common stock may be included in the Underlying, as applicable, we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, do not control any company included in the Underlying, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, or WFS and its affiliates, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Securities. These transactions may present a conflict of interest between your interest in the Securities and the interests we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the level of the Underlying in a manner that could be adverse to your investment in the Securities. On or before the Pricing Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and WFS and its affiliates (including for the purpose of hedging some or all of our

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due September 20, 2029
anticipated exposure in connection with the Securities), may have affected the level of the Underlying. Consequently, the level of the Underlying may change subsequent to the Pricing Date, which may adversely affect the market value of the Securities.
We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, also may have engaged in hedging activities that could have affected the level of the Underlying on the Pricing Date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Securities prior to maturity, and may affect the amounts to be paid on the Securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may purchase or otherwise acquire a long or short position in the Securities and may hold or resell the Securities. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the level of the Underlying, the market value of your Securities prior to maturity or the amounts payable on the Securities.
If WFS, BofAS or an affiliate of either selling agent participating as a dealer in the distribution of the Securities conducts hedging activities for us in connection with the Securities, such selling agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the Securities to you. This additional projected profit may create a further incentive for the selling agents or participating dealers to sell the Securities to you.
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Securities and, as such, will make a variety of determinations relating to the Securities, including the amounts that will be paid on the Securities. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.
Underlying-related Risks
Any payments on the Securities and whether the Securities are automatically called will depend upon the performance of the Underlying, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.
●	Changes that affect the Underlying may adversely affect the value of the Securities and any payments on the Securities.
●	We and our affiliates have no affiliation with the index sponsor and have not independently verified its public disclosure of information.
The Securities are subject to risks associated with small-size capitalization companies.  The stocks comprising the RTY are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.
Tax-related Risks
The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.  See “U.S. Federal Income Tax Summary” below and “U.S. Federal Income Tax Summary” beginning on page PS-36 of the accompanying product supplement.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due September 20, 2029
Hypothetical Examples and Returns
The payout profile, hypothetical returns and examples below illustrate hypothetical payments upon an automatic call or at maturity for a $1,000 principal amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual Starting Value or Threshold Value of the Underlying. The hypothetical Starting Value of 100.00 for the Underlying has been chosen for illustrative purposes only and does not represent the actual Starting Value of the Underlying. The actual Starting Value and Threshold Value for the Underlying are set forth under “Terms of the Securities” above. For historical data regarding the actual closing levels of the Underlying, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the Securities for $1,000 per Security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual amount you receive at stated maturity or upon automatic call and the resulting pre-tax total rate of return will depend on the actual terms of the Securities.
Call Premiums:	8.50% for the first Call Date, 17.00% for the second Call Date, 25.50% for the third Call Date and 34.00% for the fourth Call Date
Hypothetical Starting Value:	100.00
Hypothetical Threshold Value:	90.00 (90% of the hypothetical Starting Value)
Hypothetical Payout Profile

Hypothetical Payment at Maturity
Index
First Call Date
Second Call Date
Third Call Date
Fourth Call Date
Fourth Call Date (Call Premium: 34.00%)
Third Call Date (Call Premium: 25.50%)
Second Call Date (Call Premium: 17.00%)
First Call Date (Call Premium: 8.50%)
10% Buffer
Security Return
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
-10%
0%
20%
40%
60%
Hypothetical Percentage Change in the Closing Level of the Index from Pricing Date to Applicable Call Date

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due September 20, 2029
Hypothetical Returns
If the Securities are automatically called:

Hypothetical Call Date on which Securities are automatically called	Hypothetical payment per Security on related Call Settlement Date	Hypothetical pre-tax total rate of return
1st Call Date	$1,085.00	8.50%
2nd Call Date	$1,170.00	17.00%
3rd Call Date	$1,255.00	25.50%
4th Call Date	$1,340.00	34.00%
If the Securities are not automatically called:

Hypothetical Ending Value	Hypothetical percentage change from the hypothetical Starting Value to the hypothetical Ending Value	Hypothetical Maturity Payment Amount per Security	Hypothetical pre-tax total rate of return
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
85.00	-15.00%	$950.00	-5.00%
80.00	-20.00%	$900.00	-10.00%
75.00	-25.00%	$850.00	-15.00%
50.00	-50.00%	$600.00	-40.00%
25.00	-75.00%	$350.00	-65.00%
0.00	-100.00%	$100.00	-90.00%
Hypothetical Examples Of Payment Upon An Automatic Call Or At Maturity
Example 1. The closing level of the Underlying on the first Call Date is greater than the Starting Value, and the Securities are automatically called on the first Call Date:
Russell 2000® Index
Hypothetical Starting Value:	100.00
Hypothetical closing level on first Call Date:	125.00
Because the hypothetical closing level of the Underlying on the first Call Date is greater than the hypothetical Starting Value, the Securities are automatically called on the first Call Date and you will receive on the related Call Settlement Date the principal amount of your Securities plus a Call Premium of 8.50% of the principal amount. Even though the Underlying appreciated by 25.00% from the Starting Value to its closing level on the first Call Date in this example, your return is limited to the Call Premium of 8.50% that is applicable to such Call Date.
On the Call Settlement Date, you would receive $1,085.00 per Security.
Example 2. The Securities are not automatically called prior to the last Call Date (the Final Calculation Day). The closing level of the Underlying on the Final Calculation Day is greater than the Starting Value, and the Securities are automatically called:
Russell 2000® Index
Hypothetical Starting Value:	100.00
Hypothetical closing level on Call Dates prior to the Final Calculation Day:	Various (all below Starting Value)
Hypothetical closing level on Final Calculation Day:	120.00
Because the hypothetical closing level of the Underlying on each Call Date prior to the last Call Date (which is the Final Calculation Day) is less than the hypothetical Starting Value, the Securities are not called prior to the Final Calculation Day. Because the hypothetical closing level of the Underlying on the Final Calculation Day is greater than the hypothetical Starting Value, the Securities are automatically called and you will receive on the related Call Settlement Date (which is the Maturity Date) the principal amount of your Securities plus a Call Premium of 34.00% of the principal amount.
On the Call Settlement Date (which is the Maturity Date), you would receive $1,340.00 per Security.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due September 20, 2029
Example 3. The Securities are not automatically called. The Ending Value is less than the Starting Value but greater than the Threshold Value and the Maturity Payment Amount is equal to the principal amount:
Russell 2000® Index
Hypothetical Starting Value:	100.00
Hypothetical closing levels on Call Dates prior to the Final Calculation Day:	Various (all below Starting Value)
Hypothetical Ending Value:	95.00
Hypothetical Threshold Value:	90.00, which is 90.00% of the hypothetical Starting Value
Because the hypothetical closing level of the Underlying on each Call Date (including the Final Calculation Day) is less than the hypothetical Starting Value, the Securities are not automatically called. Because the hypothetical Ending Value is less than the hypothetical Starting Value, but not by more than the buffer amount of 10.00%, you would receive the principal amount of your Securities at maturity.
On the Maturity Date, you would receive $1,000.00 per Security.
Example 4. The Securities are not automatically called. The Ending Value is less than the Threshold Value and the Maturity Payment Amount is less than the principal amount:
Russell 2000® Index
Hypothetical Starting Value:	100.00
Hypothetical closing levels on Call Dates prior to the Final Calculation Day:	Various (all below Starting Value)
Hypothetical Ending Value:	50.00
Hypothetical Threshold Value:	90.00, which is 90.00% of the hypothetical Starting Value
Because the hypothetical closing level of the Underlying on each Call Date (including the Final Calculation Day) is less than the hypothetical Starting Value, the Securities are not automatically called. Because the hypothetical Ending Value is less than the hypothetical Starting Value by more than the buffer amount of 10.00%, you would lose a portion of the principal amount of your Securities and would be paid a Maturity Payment Amount equal to:

On the Maturity Date, you would receive $600.00 per Security, resulting in a loss of 40.00%.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due September 20, 2029
The Russell 2000® Index
All disclosures contained in this pricing supplement regarding the Underlying, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, FTSE Russell, the sponsor of the Underlying. We refer to FTSE Russell as the “Underlying sponsor.” The Underlying sponsor, which licenses the copyright and all other rights to the Underlying, has no obligation to continue to publish, and may discontinue publication of, the Underlying. The consequences of the Underlying sponsor discontinuing publication of the Underlying are discussed in “General Terms of the Securities—Discontinuance of the Index” in the accompanying product supplement.  None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of the Underlying or any successor index. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlying. You should make your own investigation into the Underlying.
The Russell 2000® Index
The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Additional information on the RTY is available at the following website: http://www.ftserussell.com. No information on that website is deemed to be included or incorporated by reference in this pricing supplement.
Russell began dissemination of the RTY on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the Securities.
Selection of Stocks Comprising the RTY
All companies eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation (“BDI”) country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May but a confirmed timetable is announced each spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.
An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due September 20, 2029
Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Bulletin board, pink sheets, and over-the-counter traded securities are not eligible for inclusion. Exchange traded funds and mutual funds are also excluded.
Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.
Historical Performance of the RTY
The following graph sets forth the daily historical performance of the RTY in the period from January 2, 2020 through the Pricing Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the RTY’s Threshold Value of 2,166.6096, which is 90.00% of the RTY’s Starting Value of 2,407.344.
This historical data on the RTY is not necessarily indicative of the future performance of the RTY or what the value of the Securities may be. Any historical upward or downward trend in the level of the RTY during any period set forth above is not an indication that the level of the RTY is more or less likely to increase or decrease at any time over the term of the Securities.
Before investing in the Securities, you should consult publicly available sources for the levels of the RTY.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due September 20, 2029
License Agreement
“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Securities are not sponsored, endorsed, sold, or promoted by FTSE Russell, and FTSE Russell makes no representation regarding the advisability of investing in the Securities.
FTSE Russell and Merrill Lynch, Pierce, Fenner & Smith Incorporated have entered into a non-exclusive license agreement providing for the license to Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates, including us, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some securities, including the Securities. The license agreement provides that the following language must be stated in this pricing supplement:
The Securities are not sponsored, endorsed, sold, or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. FTSE Russell’s only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated and to us is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed, and calculated by FTSE Russell without regard to Merrill Lynch, Pierce, Fenner & Smith Incorporated, us, or the Securities. FTSE Russell is not responsible for and has not reviewed the Securities nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing, or trading of the Securities.
FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due September 20, 2029
Structuring the Securities

The Securities are our debt securities, the return on which is linked to the performance of the Underlying. The related guarantee is BAC’s obligation. Any payments on the Securities, including payment of the Maturity Payment Amount, depend on the credit risk of BofA Finance and BAC and on the performance of the Underlying. As is the case for all of our and BAC’s respective debt securities, including our market-linked securities, the economic terms of the Securities reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked securities result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of securities at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Securities, along with the fees and charges associated with market-linked securities, resulted in the initial estimated value of the Securities on the Pricing Date being less than their public offering price.
The initial estimated value of the Securities as of the Pricing Date is set forth on the cover page of this pricing supplement.
In order to meet our payment obligations on the Securities, at the time we issue the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying, the tenor of the Securities and the hedging arrangements. The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Selected Risk Considerations” beginning on page PS-8 above and “Use of Proceeds” on page 17 of the accompanying prospectus.
Validity of the Securities
In the opinion of McGuireWoods LLP, as counsel to BofA Finance, as issuer, and BAC, as guarantor, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Securities (the “Master Note”) identifying the Securities offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Securities have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the Securities and the related guarantee, such Securities will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting either of the foregoing) and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the Securities and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the Securities and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the opinion letter of McGuireWoods LLP dated December 8, 2022, which has been filed as an exhibit to the Registration Statement (File Nos. 333-268718 and 333-268718-01) of BAC and BofA Finance, filed with the SEC on December 8, 2022.

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due September 20, 2029
U.S. Federal Income Tax Summary
You should consider the U.S. federal income and estate tax consequences of an investment in the Securities, including the following:
•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the Securities.
•
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the Securities for all tax purposes as single financial contracts with respect to the Underlying. In the opinion of Sidley Austin LLP, our tax counsel, the U.S. federal income tax characterization and treatment of the Securities described herein is a reasonable interpretation of current law.

•
Under this characterization and tax treatment of the Securities, a U.S. Holder (as defined on page 71 of the accompanying prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the Securities. This capital gain or loss generally will be long-term capital gain or loss if you held the Securities for more than one year.

•	No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
•
Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the accompanying product supplement), if any, will not apply to Securities that are issued as of the date of this pricing supplement unless such Securities are “delta-one” instruments. Based on our determination that the Securities are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities.

•
Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-36 of the accompanying product supplement.